UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USG Corporation
550 West Adams Street
Chicago, Illinois 60661

Founded in 1902

April 4, 2008

Dear Fellow Stockholder:

It is a pleasure to invite you to the 2008 USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 14, 2008 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the items scheduled for a vote by stockholders at the meeting.

It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares using the enclosed proxy form if you are a registered stockholder or the voting instruction form provided by your broker, bank or other nominee if your shares are held through an institution. It is not necessary for you to return your proxy form or voting instruction form by mail if you vote by Internet or telephone.

If you are a registered stockholder and plan to attend the annual meeting, please mark the space on the enclosed proxy form to let us know your plans. You will be required to present the detachable top portion of the proxy form to gain admission to the meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock or the non-voting portion of the voting instruction form you receive from that institution.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

William C. Foote
Chairman of the Board
and Chief Executive Officer

USG CORPORATION
550 West Adams Street
Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

The 2008 USG Corporation annual meeting of stockholders will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 14, 2008 at 9:00 a.m., Chicago time, for the following purposes:

1. to elect four directors for a three-year term;

2. to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3. to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the annual meeting.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

April 4, 2008

YOUR VOTE IS IMPORTANT
Please vote your shares promptly by using the Internet, the telephone or by signing, dating and returning the enclosed proxy or voting instruction form.

PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2011
Directors Continuing in Office (Terms Expiring in 2009)
Directors Continuing in Office (Terms Expiring in 2010)
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT
2007 SUMMARY COMPENSATION TABLE
SUPPLEMENTAL TABLE
2007 GRANTS OF PLAN-BASED AWARDS TABLE
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2007 OPTION EXERCISES AND STOCK VESTED TABLE
2007 PENSION BENEFITS TABLE
2007 NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2007 DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS
USG Corporation Audit Committee Pre-Approval Policy

USG Corporation
550 West Adams Street
Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 14, 2008 in accordance with the accompanying notice. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about April 4, 2008.

Q:  What is a Proxy Statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to deliver this proxy statement to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:	Who is entitled to vote at the Annual Meeting?

A:	All record holders of our common stock at the close of business on our record date of March 17, 2008 are entitled to vote their shares at the annual meeting. On that date, there were 99,055,389 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:	How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Investor Services LLC, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

If you are a “stockholder of record,” you have three alternative ways to vote in addition to attending the annual meeting in person:

•	Using the Internet, by following the instructions on your proxy form;

•	By telephone, using the telephone number printed on the proxy form; or

•	By mail, using the enclosed proxy card and return envelope.

If you hold your shares in “street name,” your broker, bank or other nominee will provide you with materials and instructions for voting your shares. If you are a “street name” holder and you wish to vote your shares at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will receive a proxy voting form from Computershare that will contain instructions for you to follow to designate the manner in which you want the shares represented by those share units voted at the annual meeting.

The Northern Trust Company, as trustee of the Investment Plan, held 233,472 shares of our common stock on the record date. The Trustee intends to vote those shares in accordance with instructions given by Plan participants. Unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Investment Plan participants may revoke previously submitted voting instructions by filing with Computershare Document Services, Attn: Proxy Unit, 7600 South Grant Street, Burr Ridge, IL 60527, the Trustee’s tabulating agent, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and Chief Executive Officer and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and return your proxy form, but do not include specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

•	For the election of the Board’s nominees for director; and

•	For ratification of the appointment of Deloitte Touche LLP as our independent registered public accountants for 2008.

Q:	What happens if other matters are presented at the Annual Meeting?

A:	If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have properly signed and returned your proxy form. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:	What are my choices when voting?

A:	You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote for one or more of the nominees. You may cast your vote for or against, or you may abstain from voting your shares on, each other proposal.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by giving written notice to our Corporate Secretary, submitting another proxy bearing a later date by any of the permitted means or casting a ballot in person at the annual meeting. “Street name” holders who want to revoke or change their votes after returning voting instructions to their broker, bank or other nominee must contact that institution to effect the revocation or change.

Q:	What vote is required to approve each matter?

A:	Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:	How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on “routine” matters, such as the election of directors and the ratification of the appointment of independent registered public accountants, even if they do not receive voting instructions from the “street name holder”. On non-routine matters, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, they do not affect the election of directors or any of the other matters specified in the notice of the annual meeting.

Q:	What if I receive more than one proxy form?

A:	Receiving more than one proxy form means your shares are registered in two or more accounts. Please sign and return all proxy forms, or vote each account by Internet or telephone, promptly so that all of your shares are voted at the annual meeting. “Street-name” holders should contact their broker, bank or other nominee with any questions regarding the receipt of multiple voting instruction forms.

Q:	Who will count the vote?

A:	A representative or representatives of Computershare will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:	Who pays the cost of this solicitation?

A:	USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders.

Q:	What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Investor Services directly at the address shown on your proxy form. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

Important Notice Regarding the Availability of the Proxy Materials for the
Stockholder Meeting to be held on
May 14, 2008

This proxy statement and our 2007 annual report to stockholders are available to you on the internet at http://investor.usg.com/annualproxy.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 4 filed by those persons with the Securities and Exchange Commission.

Name and Address	Amount of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Berkshire Hathaway Inc. (a)	17,072,192	17.23
1440 Kiewit Plaza Omaha, NE 68131
Gebr. Knauf Verwaltungsgesellschaft KG (b)	14,757,258	14.90
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany
Fairholme Capital Management, L.L.C. (c)	6,613,036	6.68
4400 Biscayne Boulevard Miami, FL 33137
Janus Capital Management LLC (d)	5,698,016	5.75
151 Detroit Street Denver, CO 80206
Third Avenue Management LLC (e)	5,573,058	5.63
622 Third Avenue New York, NY 10017

(a)	Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, have shared voting and dispositive power with respect to all of the reported shares.

(b)	Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all of the reported shares.

(c)	The reported shares are owned, in aggregate, by investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”). Fairholme Funds, Inc. owns 5,590,800 of those shares. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM and, therefore, is deemed to have beneficial ownership of all of the reported shares. FCM and Mr. Berkowitz have shared voting power with respect to 5,897,600 of the reported shares and shared dispositive power with respect to all of the reported shares. Fairholme Funds, Inc. has shared voting and dispositive power with respect to 5,590,800 of the reported shares.

(d)	Janus Capital Management LLC (“Janus Capital”) has an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Due to the above ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH are aggregated. Janus Capital, Perkins Wolf and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to as “Managed Portfolios”).

As a result of their roles as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital and INTECH may be deemed to be the beneficial owners of 5,697,916 and 100 of the reported shares, respectively, held by the Managed Portfolios. Janus Capital has sole voting and dispositive power with respect to 5,697,916 of the reported shares and shared voting and dispositive power with respect to 100 of the reported shares. However, neither Janus Capital nor INTECH has the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and they disclaim any ownership associated with such rights.

(e)	Third Avenue Management LLC (“TAM”) has sole voting power with respect to 5,284,033 of the reported shares and sole dispositive power with respect to all of the reported shares. SunAmerica Focused Series Focused Multi-Cap Value Fund, an investment company registered under the Investment Company Act of 1940 (an “IC”), has the right to receive dividends from, and the proceeds from the sale of, 240,743 of the reported shares, Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund, an IC, has the right to receive dividends from, and the proceeds from the sale of, 36,568 of the reported shares, OFI Select-Third Avenue US Equity Fund, an offshore fund for which TAM acts as investment adviser, has the right to receive dividends from, and the proceeds from the sale of, 61,306 of the reported shares, Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an IC, has the right to receive dividends from, and the proceeds from the sale of, 115,000 of the reported shares, AEGON/TransAmerica Series-Third Avenue Value Portfolio, an IC, has the right to receive dividends from, and the proceeds from the sale of, 126,234 of the reported shares, TA IDEX Third Avenue Value Fund, an IC, has the right to receive dividends from, and the proceeds from the sale of, 228,911 of the reported shares, Met Investors Series Trust-Third Avenue Small Cap Portfolio, an IC, has the right to receive dividends from, and the proceeds from the sale of, 968,415 of the reported shares, Third Avenue Value Fund, an IC, has the right to receive dividends from, and the proceeds from the sale of, 3,000,000 of the reported shares, and various separately managed accounts for which TAM acts as investment adviser have the right to receive dividends from, and the proceeds from the sale of, 795,881 of the reported shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 directors divided into three classes of four members each. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting. The other two classes will be elected in 2009 and 2010.

The four candidates nominated by the Board for election as directors at the annual meeting are identified below. If any of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

The listing standards of the New York Stock Exchange, or NYSE, require that a majority of our directors and all members of our Audit, Compensation and Organization and Governance Committees be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

Under the NYSE listing standards, a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us].” A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity’s annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that each of our directors, except Mr. Foote, our Chairman and Chief Executive Officer, is independent as defined by the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

In making this determination, the Board considered the following transactions, relationships and arrangements involving the directors identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission’s rules:

•	Robert L. Barnett is a director of a corporation from which we purchased plant equipment during 2007;

•	W. Douglas Ford is a director of a corporation from which we purchase materials used in our manufacturing processes;

•	Valerie B. Jarrett is a director of a company that provided consulting services to us during 2007 and serves with Mr. Foote as a Trustee of Chicago’s Museum of Science and Industry;

•	Steven F. Leer is a director of a corporation from which we purchase rail transportation services and serves on the boards of the Business Roundtable and the National Association of Manufacturers with Mr. Foote;

•	Mr. Foote and several of our directors are members of the same business and social clubs in Chicago; and

•	David W. Fox’s son is an executive with a global financial services firm that has provided investment and other banking services to us. Mr. Fox’s son was not directly involved in these matters and is not otherwise involved with our account.

Director Nominees and Directors Continuing in Office

Set forth below is information regarding the nominees for election as directors and information regarding the current directors in each class continuing in office after the annual meeting. David W. Fox, who has been a director since May 1987 and whose term as a director expires at the 2008 annual meeting, is not standing for re-election at the 2008 annual meeting in accordance with the Corporation’s director retirement guidelines.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A THREE-YEAR TERM TO EXPIRE IN 2011

The Board of Directors recommends a vote FOR the election of all of the nominees for director.

ROBERT L. BARNETT, 67, retired as Executive Vice President of Motorola, Inc. in 2005. He previously served as President and Chief Executive Officer, Commercial, Governmental and Industrial Solutions Sector, and President, Land Mobile Products Sector, of Motorola, Inc. Mr. Barnett is a director of Johnson Controls, Inc., Central Vermont Public Service Corporation and EFJ, Inc., and a director and Treasurer of the Lincoln Foundation for Performance Excellence. He is a Senior Baldridge Examiner and a licensed professional engineer. Mr. Barnett has been a director since May 1990. He is Chair of the Board’s Audit Committee and is a member of its Corporate Affairs and Governance Committees.

VALERIE B. JARRETT, 51, is Chief Executive Officer, and previously was Managing Director and Executive Vice President, of The Habitat Company, a private residential developer and property manager. Ms. Jarrett is Chairman of the Board of Trustees of the University of Chicago Medical Center, Vice Chairman of the Board of Trustees of the University of Chicago and a Trustee of Chicago’s Museum of Science and Industry. She is a director of Navigant Consulting, Inc., RREEF America, II and The Joyce Foundation. Ms. Jarrett has been a director since August 1998. She is Chair of the Board’s Compensation and Organization Committee and is a member of its Corporate Affairs and Governance Committees.

MARVIN E. LESSER, 66, has been Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, LLC, an investment advisor, for more than the past five years. He is a director of Golfsmith International Holdings, Inc. and St. Moritz 2000 Fund, Ltd. Mr. Lesser has been a director since May 1993. He is a member of the Board’s Audit and Compensation and Organization Committees.

JAMES S. METCALF, 50, is our President and Chief Operating Officer. Prior to assuming that position in January 2006, he was Executive Vice President and President, USG Building Systems, from February 2004 to January 2006 and Senior Vice President and President, USG Building Systems prior thereto. Mr. Metcalf is a director of Molex Incorporated.

Directors Continuing in Office (Terms Expiring in 2009)

JOSE ARMARIO, 48, has been Group President, McDonald’s Canada and Latin America of McDonald’s Corporation since February 2008. He became President, Latin America of McDonald’s Corporation in 2003. He previously served as Senior Vice President and International Relationship Partner for McDonald’s Corporation and as director of Ronald McDonald House Charities in Latin America. Mr. Armario is a director of the International Advisory Board and President’s Council of the University of Miami. He also is a director of the Council of the Americas — New York and The Chicago Council of Global Affairs and is a board member of the Mexican Chamber of Commerce. Mr. Armario has been a director since January 2007 and is a member of the Board’s Audit and Corporate Affairs Committees.

KEITH A. BROWN, 56, has been President of Chimera Corporation, a private management holding company, since 1987. He also is a director of Myers Industries, Inc. and a Trustee of Nova Southeastern University and the Burton D. Morgan Foundation. Mr. Brown has been a director since May 1993. He is a member of the Board’s Audit and Corporate Affairs Committees.

JAMES C. COTTING, 74 retired as Chairman and Chief Executive Officer of Navistar International Corporation, a truck and diesel engine manufacturing and financial services firm, more than five years ago. Mr. Cotting has been a director since October 1987. He is a member of the Board’s Corporate Affairs and Finance Committees.

W. DOUGLAS FORD, 64, retired as Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Managing Director of BP p.l.c in 2002. He is a director of Air Products and Chemicals, Inc. and Suncor Energy Inc. He also is a Trustee of the University of Notre Dame. Mr. Ford has been a director since November 1996. He is Chair of the Board’s Corporate Affairs Committee and is a member of its Compensation and Organization and Governance Committees.

Directors Continuing in Office (Terms Expiring in 2010)

LAWRENCE M. CRUTCHER, 65, is a member of the Board of Advisors, and previously was Managing Director, of Veronis Suhler Stevenson, a private equity fund manager. Mr. Crutcher has been a director since May 1993. He is Chair of the Board’s Governance Committee and is a member of its Audit and Finance Committees.

WILLIAM C. FOOTE, 57, has been our Chairman and Chief Executive Officer for more than the past five years. He was also our President until January 2006. Mr. Foote is Deputy Chairman of the Board of The Federal Reserve Bank of Chicago and a director of Walgreens Co., Kohler Co. and the National Association of Manufacturers. He is a Trustee of the Museum of Science and Industry in Chicago, a life Trustee of Northwestern Memorial Health Care and a member of the Civic Committee of The Commercial Club and the Business Roundtable. Mr. Foote has been a director since March 1994.

STEVEN F. LEER, 55, has been Chairman and Chief Executive Officer of Arch Coal, Inc., a coal producing company, since April 2006. Prior thereto, he was President and Chief Executive Officer of that company. Mr. Leer is a director of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He also is a director and past Chairman of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association. He is a delegate to the Coal Industry Advisory Board of the International Energy Agency in Paris, a director of the Greater St. Louis Area Boy Scouts of America and a member of the boards of the National Association of Manufacturers and the Business Roundtable. Mr. Leer has been a director since June 2005 and is a member of the Board’s Compensation and Organization and Finance Committees.

JUDITH A. SPRIESER, 54, was the Chief Executive Officer of Transora, Inc., an information technology software and services company, until March 2005. Prior to founding Transora in 2000, she was Executive Vice President (formerly Chief Financial Officer) of Sara Lee Corporation. Ms. Sprieser is a director of Allstate Corporation, Intercontinentalexchange Inc., Reckitt-Benckiser PLC and Royal Ahold, N.V., and is a member of the Board of Trustees of Northwestern University. Ms. Sprieser has been a director since February 1994. She is Chair of the Board’s Finance Committee and is a member of its Compensation and Organization and Governance Committees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held nine meetings, and its committees held a total of 28 meetings, during 2007. Each director attended at least 75% of the Board meetings and 75% of the meetings of the Board committees on which he or she served.

Two executive sessions of the Board are required to be held annually by our Corporate Governance Guidelines. One executive session was held in February 2007 and conducted by the Chair of the Compensation and Organization Committee to review Mr. Foote’s performance in 2006 and to consider his compensation for 2007. A second session was held in November 2007 and conducted by the Chair of the Governance Committee to review the results of the Board’s self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. The directors attending each executive session select a presiding director for that session.

Committees of the Board of Directors

The Board has five standing committees. They are the

•	Audit Committee,

•	Compensation and Organization Committee,

•	Corporate Affairs Committee,

•	Finance Committee, and

•	Governance Committee.

Each committee has a charter that requires its members to be “independent” as defined in the New York Stock Exchange listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Compensation
and
Name	Audit		Organization		Corporate Affairs		Finance		Governance

Jose Armario	x				x
Robert L. Barnett	x	*			x				x
Keith A. Brown	x				x
James C. Cotting					x		x
Lawrence M. Crutcher	x						x		x	*
W. Douglas Ford			x		x	*			x
David W. Fox			x				x
Valerie B. Jarrett			x	*	x				x
Steven F. Leer			x				x
Marvin E. Lesser	x		x
Judith A. Sprieser			x				x	*	x

*	Chair

Audit Committee

The Audit Committee’s responsibilities include

•	assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

•	selecting and employing, subject to ratification by our stockholders, a firm of independent registered public accountants to audit our books and accounts each year, which firm is ultimately accountable to the Audit Committee and the Board.

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange and Securities and Exchange Commission rules. The Audit Committee met seven times during 2007.

Compensation and Organization Committee

The Compensation and Organization Committee’s responsibilities include

•	reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

•	reviewing and approving, or recommending for approval, officers’ salaries, incentive compensation and bonus awards,

•	making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

•	reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

The Compensation and Organization Committee met eight times during 2007.

Corporate Affairs Committee

The Corporate Affairs Committee’s responsibilities include

•	reviewing and recommending policies and programs important to our position with constituencies whose understanding and goodwill are necessary to our success, and

•	reporting to the Board periodically regarding our activities in fulfilling our social responsibilities and complying with public policy, including environmental compliance, employee safety and occupational health, equal employment opportunity, product safety, corporate contributions and our relationship to the communities in which we operate.

The Corporate Affairs Committee met three times during 2007.

Finance Committee

The Finance Committee’s responsibilities include

•	providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

•	reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plan, and

•	considering any other matters as may periodically be referred to the Committee by the Board.

The Finance Committee met six times during 2007.

Governance Committee

The Governance Committee’s responsibilities include

•	making recommendations to the Board concerning the size and composition of the Board and its committees,

•	recommending nominees for election or reelection as directors,

•	considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

•	evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

The Governance Committee met four times during 2007.

Stockholder Nominee Recommendations and Criteria for Board Membership

The Governance Committee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Governance Committee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Governance Committee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2009 annual meeting of stockholders is described under “Deadline for Stockholder Proposals” on page 44 of this proxy statement.

Our process for reviewing and selecting new director nominees involves seeking out candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors, including those recommended for nomination by our stockholders, are described in our Corporate Governance Guidelines and on our website www.usg.com. Those qualities include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director’s vital contribution to our corporate image. Additional search criteria may be determined by the Governance Committee. Generally, to fill a vacancy or to add an additional director, the Governance Committee retains an executive search firm to assist in identifying and recruiting appropriate candidates. Any director candidate selected by this process or as a result of a stockholder recommendation is expected to meet with a number of directors, including the chair of the Governance Committee, prior to any decision to nominate the candidate for election to the Board.

Communications with Directors

Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), if appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All directors attended the 2007 annual meeting.

Corporate Governance

Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charters of our Board committees, are posted on our website www.usg.com. A printed copy of those documents is available upon written request from the Corporate Secretary, USG Corporation, 550 West Adams Street, Chicago, IL 60661-3676.

In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which it agreed to vote 469,274 of those shares and certain other shares it acquired or acquires subsequent to entering into the equity commitment agreement on all matters submitted to our stockholders, other than approval of a “poison pill,” in the same proportion as shares owned by all stockholders are voted. The shareholder’s agreement also includes restrictions on Berkshire Hathaway’s ownership of our common stock and acquisition proposals it may make.

In addition, we adopted a new stockholder rights plan that became effective on January 2, 2007. Under the plan, if any person acquires beneficial ownership of 15% or more of our voting stock, stockholders other than the 15% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder. The plan also provides that, during the seven-year standstill period under our shareholder’s agreement with Berkshire Hathaway, its (or certain of its affiliates) acquisition of shares of our common stock will not trigger the rights to the extent Berkshire Hathaway complies with the terms of the shareholder’s agreement and, following that seven-year standstill period, acquisitions of our common stock by any of them will not trigger the rights unless Berkshire Hathaway or its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.

The rights plan will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee composed solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors.

More information about, and copies of, the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006 and December 21, 2006.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees and executive officers as a group, including any shares held by executive officers through the Investment Plan.

	Common Shares
	Beneficially Owned,	Shares Subject to
	Excluding Shares	Vested Options and
	Subject to Options	Options and
	and Restricted	Restricted Stock	Deferred	Total Beneficial
	Stock Units	Units that Vest	Stock Units	Stock and Stock
Name	(a)	Within 60 Days	(b)	Unit Holdings	Percent of Class

Jose Armario	813	0	0	813	*
Robert L. Barnett	17,406	0	0	17,406	*
Keith A. Brown (c)	283,800	0	0	283,800	*
James C. Cotting	6,008	0	5,642	11,650	*
Brian J. Cook	14,910	7,741	0	22,651	*
Lawrence M. Crutcher	15,625	0	0	15,625	*
Stanley L. Ferguson	15,989	11,623	0	27,612	*
Richard H. Fleming	64,683	36,878	0	101,561	*
William C. Foote (d)	111,130	101,115	0	212,245	*
W. Douglas Ford (e)	10,356	0	1,233	11,589	*
David W. Fox	19,085	0	0	19,085	*
Valerie B. Jarrett	3,920	0	6,346	10,266	*
Steven F. Leer	3,545	0	610	4,155	*
Marvin E. Lesser	7,207	0	7,254	14,461	*
James S. Metcalf	19,200	20,946	0	40,146	*
Judith A. Sprieser	15,225	0	0	15,225	*

All directors and executive officers as a group (28 persons), including those named above (f)	684,926	235,133	21,085	941,144	*

*	Less than one percent

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)	Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under our Stock Compensation Program for Non-Employee Directors described on page 41 of this proxy statement. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash following termination of Board service.

(c)	Includes 271,430 shares held by trusts of which Mr. Brown is a trustee. 103,430 of these shares are pledged to a bank as security for a real estate development project loan.

(d)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.

(e)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(f)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid “conflicts of interest” - situations where their personal interest may be inconsistent with our interest and may interfere with the employee’s or director’s objectivity in making business decisions on our behalf. A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

Conflict of interest situations reported by employees are addressed by our Business Ethics Committee made up of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Compliance Committee, Chairman and Chief Executive Officer and President and Chief Operating Officer in accordance with our disclosure controls and procedures.

We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with our Corporate Governance Guidelines, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director’s independence and whether it is likely to adversely impact us. If the Committee determines that the director’s independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K because

•	the amount involved in the transaction is less than $120,000,

•	the director’s only relationship to the other party involved in the transaction is as a director,

•	the director’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•	the transaction involves rates or charges determined by competitive bids, or

•	the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

The foregoing policies and procedures apply to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404 (a) of Regulation S-K. Pursuant to a written directive issued by our Chairman and Chief Executive Officer, transactions required to be reported under that Item involving holders of more than 5% of our common stock are subject to review by an officer at the level of Executive Vice President or above to determine whether they are on an arm’s — length basis.

Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

Berkshire Hathaway Agreements

Shareholder’s Agreement

In connection with the equity commitment agreement we entered into with Berkshire Hathaway, we entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of our rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of our voting securities if, after giving effect to the acquisition, it would own more than 40% of our voting securities on a fully diluted basis. Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is

•	requested by our Board, or

•	made to the Board on a confidential basis and is conditioned on approval by a majority of our voting securities not owned by Berkshire Hathaway and a determination by the Board as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of common stock or an offer for the entire company, is accompanied by an undertaking to offer to acquire all of our shares of common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future poison pills to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a poison pill that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds to approve or disapprove the proposed poison pill. On all other matters, Berkshire Hathaway is required to vote certain of the shares it owns as described under “Corporate Governance” on page 10 of this proxy statement. We and Berkshire Hathaway also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our poison pills, except that our poison pills may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

Registration Rights Agreement

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a registration rights agreement granting Berkshire Hathaway demand and piggyback registration rights with respect to its shares of our common stock. The registration rights agreement entitles Berkshire Hathaway and specified affiliates to make three demands for registration of all or part of their common stock, subject to certain conditions and exceptions. The registration rights agreement also provides that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of equity securities on a form that would permit registration of shares of our common stock held by Berkshire Hathaway or the specified affiliates, then we will offer Berkshire Hathaway and its affiliates the opportunity to register all or part of their shares on the terms and conditions set forth in the registration rights agreement.

The equity commitment agreement, shareholder’s agreement and registration rights agreement were all approved by our Board of Directors.

Transactions with Principal Stockholders

We purchase products, principally insulation, and services, including newswire services, from subsidiaries of Berhshire Hathaway in the ordinary course of our business. The aggregate amount of those purchases in 2007 was approximately $10 million. We also purchase insulation from affiliates of Gebr. Knauf Verwaltungsgesellschaft KG, or Knauf, in the ordinary course of business. Those purchases aggregated approximately $1.2 million in 2007. We are a partner with an affiliate of Knauf in a joint venture that manufactures and markets cement-based panels in Europe and the former Soviet Union. The joint venture had sales of approximately $38 million in 2007.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to profitably achieve our strategic growth and annual operating objectives and enables us to attract and retain talented executives.

We align management’s interests with those of our stockholders by using equity-based long-term incentive awards, including awards that vest only upon the achievement of performance objectives, and by maintaining stock ownership guidelines. We also align management’s interests with those of stockholders by basing a significant portion of targeted annual incentive awards on our consolidated net earnings.

We motivate management to achieve growth and operating objectives by designing compensation programs that reward performance. Approximately 70% of compensation opportunity for our officers as a group is variable based on achievement of earnings, total stockholder return and annual operating targets. The targets are selected to motivate management to achieve both short-term operating and long-term strategic growth objectives.

We attract and retain talented managers by ensuring that compensation opportunity is competitive in relation to similar positions in similar organizations. Our objective is to provide executive officers with the opportunity to earn total compensation between the 50th and 75th percentiles of a comparator group of companies. We also adjust compensation levels based on internal equity. We do this to appropriately reward the valued service of talented and experienced managers and to facilitate succession planning objectives.

We implement our executive compensation philosophy through the following programs:

Program	Description	Participants	Objectives Achieved

ANNUAL CASH COMPENSATION

Base Salary	Annual cash compensation based on competitive market data and personal performance	All salaried employees	Reward Performance Market Competitive Compensation

Annual Management Incentive Program	Annual cash incentive with target awards based on achievement of specific objectives	All executive officers and approximately 300 other managers	Reward Performance Market Competitive Compensation Stockholder Alignment

LONG-TERM INCENTIVE COMPENSATION

Long-Term Incentive Plan	Equity-based incentives, including stock options, restricted stock units and/or performance shares. The awards vary based on position, individual performance, potential and competitive practice.	All executive officers and approximately 260 other managers	Stockholder Alignment Reward Performance Market Competitive Compensation Retention

BENEFITS / PERQUISITES

Retirement, Health and Welfare Benefits	Pension and Investment plans. Medical, dental and other welfare benefits	All employees	Market Competitive Compensation Retention

Executive Benefits and Other Perquisites	Death, disability and personal liability insurance, financial planning, tax preparation, company automobile and other benefits	All executive officers and certain other senior managers	Market Competitive Compensation Retention

In addition to these compensation programs, we provide two types of employment security agreements for our executive officers. Employment Agreements provide compensation if an executive officer is terminated without cause. Change-In-Control Severance Agreements provide executive officers compensation if there is a change in control and the executive officer is either terminated without cause or the executive leaves for “good reason”, as defined in the agreement. These agreements help us to attract and retain talented executives, protect our intellectual property, reduce the potential for employment litigation and avoid the loss of executives to our competitors and other corporations.

Compensation and Organization Committee

Our executive compensation programs are overseen by the Compensation and Organization Committee, or Committee, of our Board of Directors. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are Valerie B. Jarrett (Chair), W. Douglas Ford, David W. Fox, Steven F. Leer, Marvin E. Lesser and Judith A. Sprieser. The Committee’s charter charges it with various accountabilities, including:

•	“to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their total compensation;

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans; and

•	to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.”

The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

The Committee is scheduled to meet on a regular basis five times each year, in February, March, May, July and November. In 2007, the Committee held three additional meetings. The agenda for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair. The Committee’s compensation consultant is usually in attendance at its meetings, and the Committee periodically holds meetings or executive sessions to review matters with its compensation consultant without management present.

Management’s Role in Compensation

Our Human Resources Department is responsible for the administration of our executive compensation, benefit and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.

The Chairman and Chief Executive Officer, the Senior Vice President, Human Resources, the Director, Executive Compensation, and the Director, Compensation usually attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters. Other executive officers and senior managers may attend meetings at the request of either management or the Committee to provide information and answer questions relevant to the Committee’s consideration of matters presented to it.

The Chief Executive Officer recommends to the Committee increases or changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to USG’s results and potential for future contributions to our success. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to these proposals.

Once each year (typically in July) management provides the Committee with an overview of all compensation and benefit plans pertaining to executive officers, including the purpose and cost of the programs and the value delivered by the programs to the participants. The Committee uses this information when evaluating subsequent compensation proposals by management and in developing its own proposals for changes to executive officer compensation.

The Chief Executive Officer and the Senior Vice President, Human Resources also lead an annual review for the Board of our management succession plans. This review provides the Committee and other Board members with information regarding the performance and potential of our management team that can be taken into account when executive compensation decisions are made.

Compensation Consultants

The Committee has retained Watson Wyatt Worldwide as a compensation consultant to provide the Committee with an independent review of USG’s executive compensation programs. Watson Wyatt was selected by the Committee and works under the direction of the Committee Chair. Watson Wyatt’s primary role is to provide an independent analysis of competitive market data and to assist the Committee in evaluating compensation proposals made by management. The Committee has also on occasion asked Watson Wyatt to assist it in developing changes to the compensation package for our Chief Executive Officer.

Watson Wyatt does not provide advisory services to management. At the direction of the Committee Chair, Watson Wyatt may meet with management to review management’s proposals prior to the Committee’s review. A representative of Watson Wyatt generally attends the Committee’s meetings. USG pays Watson Wyatt’s consulting fees after approval by the Committee Chair.

Management also uses consultants to provide analysis and advice with respect to executive compensation programs and practices. Management’s primary advisor for compensation-related matters is Exequity, LLP. Exequity assists management in analyzing competitive market practices and benchmark data and in developing proposals for review by the Committee. It does not provide any services to USG other than executive compensation consulting.

Management also contracts with Hewitt Associates to conduct an annual competitive review of our executive compensation pay practices against a comparator group of companies. The study assists management in comparing compensation levels for our executive officers to compensation levels of the comparator group. Hewitt does not assist management in formulating proposals for compensation changes for executive officers and does not attend Committee meetings. Hewitt provides other services to us related to the administration of our retirement, health and welfare benefit plans.

Setting Compensation Levels — Compensation Committee Annual Review

In February of each year, the Committee sets the level of each element of compensation for our executive officers. As part of this process, the Committee considers market competitiveness, corporate and individual performance and internal equity, including an executive officer’s skills and experience.

Market Competitiveness

Since 2003, management has engaged Hewitt Associates to conduct an annual Executive Compensation Competitive Review to compare all elements of compensation for the approximately 15 USG executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each executive officer’s position, including the Chief Executive Officer’s position, is compared to similar positions in this comparator group in terms of base salary, annual incentive, long-term incentive, the estimated value of benefits and perquisites and total compensation.

The study provides the Committee with market information that enables it to evaluate total compensation opportunity, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements. The Committee uses the information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chief Executive Officer.

We selected our comparator companies from among those for which data is available in Hewitt Associates’ Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues.

For the 2007 study, the companies included in the comparator group were:

American Standards Companies, Inc.	Dover Corporation	Phelps Dodge Corporation
Armstrong World Industries, Inc.	FMC Technologies, Inc.	Potash Corp
Ball Corporation	Kennametal Inc.	The Sherwin-Williams Company
Beazer Homes USA, Inc.	Lennox International, Inc.	Teleflex Incorporated
The Black and Decker Corporation	Martin Marietta Materials, Inc.	Texas Industries, Inc.
Boise Cascade Holdings	Masco Corp.	Vulcan Materials, Company
Borg Warner, Inc.	MeadWestvaco Corp.	W.W. Grainger, Inc.
Brunswick Corporation	Owens Corning Corporation	Wm. Wrigley Jr. Company
Cooper Industries, Inc.	PacTiv Corporation

We have designed our executive compensation package to be market competitive in total. Our objective is to provide executive officers with the opportunity to earn total compensation between the 50th and 75th percentiles of the comparator group, with above median actual compensation for above median performance. Executives who are new in a position may be below the median for one or more elements of compensation. To reward extraordinary accomplishments, to promote retention and/or to maintain internal equity, we may pay an element of compensation in excess of the 75th percentile.

The Committee’s decisions regarding each of the elements of the compensation program for an executive officer are considered in the context of the total compensation package. If one or more elements of the compensation package is set outside the targeted range of the 50th to 75th percentiles of the comparator group for an executive officer, for example because the officer is new in his or her position or based on internal equity considerations, the Committee may adjust other elements of compensation for that executive officer so that his or her total compensation package is within that range.

Except as discussed below with respect to Mr. Ferguson, the base salaries, annual incentives, long-term incentives and total compensation for 2007 for the executive officers named in the 2007 Summary Compensation Table, or named executive officers, were targeted between 109% and 129% of the 50th percentile and between 80% and 96% of the 75th percentile of our comparator group. Mr. Ferguson’s long-term incentive opportunity and, accordingly, his total compensation opportunity for 2007 were set at 112% and 102% of the 75th percentile, respectively, in recognition of his outstanding management of our legal affairs, including during our Chapter 11 proceedings and our successful emergence from those proceedings. For our named executive officers as a group, total compensation for 2007 was targeted at 121% of the 50th percentile and 91% of the 75th percentile of the comparator group.

Corporate and Individual Performance

The Committee assesses the performance of the Chief Executive Officer for the prior year in relation to our overall corporate performance and the achievement of agreed upon individual objectives. This performance assessment is conducted in executive session at the February Committee meeting and is the basis for the Committee’s recommendations to the Board regarding the Chief Executive Officer’s compensation.

The Chief Executive Officer conducts a similar assessment of the individual performance of the other executive officers and summarizes the results for the Committee when making his compensation recommendations to the Committee. In making this assessment, the Chief Executive Officer considers each executive officer’s contribution to our overall results and achievements as well as the achievement of individual objectives set by each executive officer at the beginning of the year as part of our performance appraisal and development process.

The Committee’s determination of the degree to which an executive officer’s performance met, exceeded or was below expectations impacts the amount of the base salary adjustment and long-term incentive award for the executive officer. There is no specific formula that ties the level of performance to the level of adjustment or award. Annual incentive awards are targeted as a percentage of base salary. They are based on the achievement of quantifiable objectives and are not adjusted based on the assessment of an executive officer’s performance.

In making recommendations to the Board regarding 2007 compensation opportunities for our named executive officers, the principal 2006 corporate performance factors considered by the Committee were our successful emergence from our Chapter 11 proceedings and the record or near record operating results across most of our businesses.

The principal individual performance accomplishments of our named executive officers during 2006 considered by the Committee when establishing 2007 compensation opportunities included:

•	Mr. Foote’s leadership as we emerged from our Chapter 11 proceedings, including preserving our stockholders’ interest in USG and retaining the management team through this difficult period;

•	Mr. Fleming’s success in developing and implementing the 2006 rights offering and other financial strategies that enabled us to finance our emergence plan;

•	Mr. Metcalf’s development in his first year as our President and Chief Operating Officer and his leadership of our U.S., Canadian and Mexican businesses, which achieved record or near record operating results;

•	Mr. Ferguson’s central role in crafting the successful legal strategy for our emergence from our Chapter 11 proceedings and resolving the remaining asbestos property damage claims against us; and

•	Mr. Cook’s role in developing compensation, benefit and talent development strategies that enabled us to attract and retain employees during and as we emerged from the Chapter 11 proceedings and in developing new compensation programs approved by our stockholders and our Board.

In the second half of 2007, at the request of the Committee, Watson Wyatt conducted a historical pay-for-performance analysis of our executive compensation programs. This analysis was conducted to provide a perspective on the alignment of pay with performance for the executive officers named in the Summary Compensation Table in our 2007 annual meeting proxy statement, including Messrs. Foote, Fleming, Metcalf and Ferguson, in relation to the comparator group of companies with which we benchmarked our executive compensation for 2006. The analysis was based on the most recent three years of reported data, which were 2004, 2005 and 2006, years during which some of our long-term compensation programs were cash-based due to our Chapter 11 proceedings.

The Watson Wyatt analysis considered how each of the following compared with our comparator group for the three-year period:

•	the amount of potential compensation available to the executive officers covered by the analysis;

•	the amount of compensation actually earned by those executive officers; and

•	our performance measured by adjusted net income growth, return on invested capital and total shareholder return

Based on its analysis, Watson Wyatt concluded that there was a strong degree of alignment between actual pay realized and performance for the executive officers covered by the analysis in relation to their counterparts at our comparator group of companies.

Internal Equity

The Committee also considers the level of compensation opportunity of executive officers based on its judgment of the relative importance of the responsibilities of each executive officer position to USG and each executive officer’s contribution to corporate results. In addition, adjustments may be made to further our longstanding succession planning philosophy of developing and promoting talent from within USG.

The benchmarking methodology and compensation philosophies applied by the Committee in determining the compensation of our Chief Executive Officer are the same as those applied in determining the compensation of our other executive officers. The Chief Executive Officer’s compensation is significantly higher than that of our other named executive officers based on our philosophy of paying market competitive compensation and reflects his broader accountability and the greater percentage of his total compensation that is performance-based. We do not set the compensation level of our executive officers as a multiple of the compensation of any other employee or group of employees.

Elements of Total Compensation

Our total compensation program consists of the following elements:

•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.

Base Salary

The starting point for determining base salaries for our executive officers is the annual Hewitt Executive Compensation Competitive Review. Individual salaries for our executive officers generally range between the 50th and 75th percentiles of the comparator group. Factors that warrant paying above the 50th percentile include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Committee), unique skills or experience, retention considerations and length of service in the position or with USG. Where the scope of an executive officer’s accountabilities is unique and cannot be reasonably compared to similar positions in the comparator group, we establish the percentile range based on a combination of available market data and internal equity. We do this so that the salary appropriately reflects the executive officer’s contribution and value to USG.

Annual Incentive

Our annual Management Incentive Program, or Program, provides a variable reward opportunity based on corporate net earnings and the achievement of objectives derived from the annual operating plan. Management believes that the Program satisfies the currently applicable requirements of Internal Revenue Code Section 162(m) and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our named executive officers and that awards earned under the Program in 2007 will be fully deductible as “performance-based” compensation. We pay annual incentive awards in February following the year in which they are earned.

The target annual incentive opportunity for participants in the Management Incentive Program is expressed as a percentage of base salary. In 2007, the annual incentive opportunity for executive officers ranged from 40% of base salary to 125% of base salary for the Chief Executive Officer. Our Chief Executive Officer is eligible to receive a higher percentage annual incentive opportunity than our other executive officers in recognition of the broader scope of his responsibilities and impact on corporate performance, and based on market data regarding compensation of chief executive officers of the companies in our comparator group.

For 2007, the annual incentive award opportunity was comprised of the following two equally weighted segments that are designed to provide an incentive to maximize earnings and pursue operational excellence.

•	Share of the Earnings: 50% of the annual Management Incentive Program award opportunity was based on a “share of the earnings” formula. We use a portion of our consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings may be made (with the Committee’s approval) for bankruptcy related expenses, the impact of acquisitions and new accounting pronouncements and other specified matters.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, fewer funds are allocated to the pool resulting in lower awards for participants.

Due to the cyclical nature of our business, the allocation of consolidated net earnings to the pool is based on a schedule that is designed so that participants can earn 100% of the targeted award, or “par”, for this segment of the Program if consolidated net earnings in the current year are equal to the average of our consolidated net earnings for the prior seven years. This avoids the difficulty of setting appropriate earnings targets, particularly when, as now, the housing market experiences significant volatility. We believe the design of the Management Incentive Program motivates managers to maximize financial results at all points of the business cycle.

No award under the share of the earnings portion of the Program would be earned if we do not generate positive consolidated net earnings for the year and an award of approximately two times par could be earned if our consolidated net earnings exceed our historical record high. For 2007, consolidated net earnings were significantly below the seven-year average, and participants received an award of 26% of par for this segment of the Management Incentive Program.

•	Operating Focus Targets: 50% of the annual Management Incentive Program award opportunity was based on the achievement of annual operating objectives, called operating focus targets. These targets are derived from our annual planning process and are measurable and verifiable. We use broad, high impact measures such as customer satisfaction, revenue/earnings growth, manufacturing cost and working capital efficiency that are designed to promote a balanced performance between operational and long-term growth objectives.

The Committee approves the operating focus target measures and target, minimum and maximum performance levels for each measure early in the year. In February of the following year, the Committee reviews the prior year’s performance, including the degree of achievement of each of the operating focus targets and the computation of the share of the earnings formula, before it and the Board approve the payment of annual incentive awards. Depending on achievement, the payout can range from zero to 200% for each measure. The following table sets forth information regarding the 2007 focus targets for our named executive officers.

					2007
					Performance	%
Measure	Weighting	Minimum	Target	Maximum	% of Target	Payout

Working Capital/Sales	10%	11%	10.5%	10%	82.9%	0%
Customer Satisfaction	10%		(1)		103.1	170
L&W Supply Sales ($ in billions)(2)	10%	$2.11	$2.31	$2.51	86.7	0
Auratone Ceiling Tile Gross Margin	10%		(1)		94.9	53
Wallboard Cost	10%		(1)		98.9	83

(1)	We do not publicly disclose customer satisfaction metrics, individual product gross margin or wallboard cost because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

(2)	Adjusted to eliminate the effect of acquisitions and wallboard price fluctuations.

In 2007, achievement for the operating focus target segment of the Program on an aggregate basis resulted in a payout equal to approximately 60% of par for our executive officers. Combined with the 26% of par payout under the share of the earnings segment of the Program, the total payout for executive officers for the 2007 Program was approximately 43% of par (60% x 50% + 26% x 50%). Over the past ten years, the total payout under our annual management incentive programs has varied from zero to 169% percent of par, and has averaged approximately 97% of par, for executive officers.

Long-Term Incentive

As we concluded our Chapter 11 proceedings, the Committee, the Board and our stockholders approved a new equity-based Long-Term Incentive Plan. This Plan was implemented in 2006. The purpose of the Plan is to align the interests of management with those of our stockholders, drive earnings growth and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The Plan provides for the use of several types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, performance shares, performance units and cash awards.

At their regularly scheduled meetings in March 2007, the Committee and Board approved awards under the Long-Term Incentive Plan for 2007. Each executive officer received an award with a grant date value between the 50th and 75th percentiles of the value of annual long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive Compensation Competitive Review, except as noted above with respect to Mr. Ferguson.

For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options. We used stock options to align management and stockholder interests by providing an opportunity for management to achieve meaningful levels of stock ownership, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. The options generally vest at a rate of 25% per year, and the exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.

One-quarter of the grant date value of the total award was provided in the form of RSUs that generally vest at a rate of 25% per year. We used RSUs for the same reasons we used stock options and to promote retention of our management team. The compensation value of RSUs does not depend solely on stock price appreciation. At grant, their value is equal to our stock price. Although their value may increase or decrease as our stock price changes during the vesting period, RSUs have value in the long term, encouraging retention.

The remaining one-quarter of the grant date value of the total award was provided in the form of performance shares. The actual number of performance shares to be issued can range from zero to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period ending December 31, 2009 compared to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index, with adjustments to the Index to reflect changes in the companies included in the Index during the vesting period. We use this Index because it is comprised of companies that participate in the same or similar markets as our operating businesses and, therefore, provides an appropriate benchmark to measure the relative performance of our stock. We also use this Index in the performance graph included in our annual report to stockholders. We used performance shares, and total stockholder return as the measure to determine the number of shares that vest, to motivate management to achieve our long-term growth objectives. The vesting schedule for our performance shares is as follows:

Total USG Stockholder	Percent of
Return Relative to Index	Award Earned(1)

Below 35th percentile	0%
35th percentile	35
50th percentile	100
75th percentile	150
90th percentile or above	200

(1)	Straight-line interpolation is used to ascertain values between vesting tiers.

The Committee and Board also approved special retention awards for certain of our executive officers, including Mr. Metcalf, our President and Chief Executive Officer. These awards were made in the form of restricted stock units that fully vest after five years.

Stock Ownership Guidelines

In March 2007, the Committee approved stock ownership guidelines for our executive officers and other senior managers. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares set forth below.

Participant	Minimum No. of Shares	Multiple of Base Salary

Chairman and Chief Executive Officer	100,000	5	X
President and Chief Operating Officer	60,000	5	X
Executive Vice President	35,000	4	X
Senior Vice President	15,000	3	X
Vice President	10,000	2	X
Director/Subsidiary VP	3,500	1	X

The ownership guidelines were set at these levels to ensure management owns meaningful levels of stock, taking into account competitive market practice. We expect all participants to reach at least the minimum level of ownership by April 2012. Shares owned, performance shares that have vested and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show progress toward meeting these ownership requirements, we may reduce or suspend future long-term incentive program awards to that participant. All of our named executive officers currently meet or exceed their stock ownership guidelines.

Benefits and Perquisites

Broad-Based Retirement, Health and Welfare Benefits

We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

•	Medical, Dental and Vision Plans: All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the vision and dental plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002, are eligible for retiree medical coverage.

•	USG Corporation Investment Plan (401(k) Plan): The plan allows employees to invest up to 20% of salary and annual incentive awards (subject to the maximum level of contribution set by the Internal Revenue Service) in one of nine investment alternatives. We match employee contributions at the rate of $.50 per dollar contributed up to 6% of pay.

•	USG Corporation Retirement Plan: This qualified defined benefit plan provides a pension benefit based on the participant’s years of credited service in the plan and the participant’s final average pay. The plan requires participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement, with the benefit reduced 5% for each year earlier than age 65 at retirement. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit or can retire earlier than age 62 with a 3% reduction per year.

We also provide plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

Approximately 180 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan restores the benefits which otherwise would be delivered under the USG Corporation Retirement Plan but for the limits on pensionable compensation set by the Internal Revenue Service. The provisions of this Plan mirror those of the Retirement Plan, including benefit formulas, definition of final average pay (without IRS limits) and the requirement for the contribution of 2% pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading “2007 Pension Benefits Table” beginning on page 33 of this proxy statement.

Deferred Compensation Plan

Approximately 60 employees, including one of our named executive officers, participate in the USG Corporation Deferred Compensation Plan that was introduced on April 1, 2007. Due to the contribution limits set by the Internal Revenue Service applicable to the USG Corporation Investment Plan, this nonqualified plan is designed to allow highly compensated employees the opportunity to defer compensation (and thus current income tax) generally until termination of employment with USG. We do not match deferred amounts. Those amounts are invested as directed by the participant. Investment options mirror those of the USG Corporation Investment Plan. We retain the amounts deferred and are obligated to pay those amounts and accumulated earnings to the participants following the termination of the deferral period. Further information regarding the deferred compensation plan for our named executive officers appears under the heading “2007 Nonqualified Deferred Compensation Table” on page 35 of this proxy statement.

Perquisites and Other Benefits

We make certain perquisites and other benefits available to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are offered a company automobile (including office parking for our named executive officers), financial, estate planning and tax preparation services, personal liability and Executive Death Benefit Plan coverage, membership in luncheon clubs and an annual medical examination. In addition, for security reasons, Mr. Foote is provided with a home security system and company driver for certain occasions. The value of these benefits is described in more detail in the table titled “Supplemental Table” on page 28 of this proxy statement.

Employment Security and Potential Post Employment Payments

We provide all of our executive officers with two employment security arrangements — an employment agreement and a change-in-control severance agreement.

Employment Agreements

We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. The employment agreements generally provide named executive officers with two years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional two years of service and age credit under our retirement plans. The agreements provide these benefits only upon termination of the named executive officer’s employment without cause. We established these benefit levels after reviewing competitive market practices for employment agreements used by similar types of organizations for executives at similar levels. We believe that the level of benefits provided by our agreements is in line with market practice for those companies that utilize employment agreements.

Consistent with our paying two years’ compensation as severance, the agreements include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change-In-Control Severance Agreements

We provide these agreements to promote neutrality of our executive officers during potential change in control transactions so they will make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect our intellectual property and to reduce the potential for litigation related to termination of employment. The agreements in effect for our named executive officers generally provide them with three years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional three years of service and age credit under our retirement plans. The agreements provide these benefits only in the event that there is a change in control and a termination of the named executive officer’s employment by the Company without “cause” or by the executive for “good reason”. The definition of change in control is the same as in our Long -Term Incentive Plan. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation.

As with our employment agreements, we established these benefits after reviewing competitive market practices for change in control agreements used by similar types of organizations for similar purposes. We believe that the level of benefits provided by our change in control severance agreements is also in line with market practice for organizations that use change in control agreements.

In consideration of our paying severance compensation, these agreements include a requirement that after termination of employment, the named executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made under these agreements.

Further information regarding the benefits our named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control” beginning on page 36 of this proxy statement.

Tax and Accounting Implications

Management and the Committee reviewed and considered the deductibility of payments under our executive compensation programs under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder. Management and the Committee believe the compensation paid and gains from non-qualified stock options granted in 2007 will be tax deductible, other than the portion of Mr. Foote’s base salary in excess of $1 million, his compensation attributable to vested restricted stock units and his taxable benefits and perquisites. While management and the Committee will continue to review and consider the tax deductibility of our compensation programs, the Committee and the Board may approve other programs or awards that do not meet the deductibility requirements of Section 162(m) in order to achieve our compensation objectives.

Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A, related to the deferral of compensation, and the current and future year accounting impact of the 2007 Long-Term Incentive Plan awards under Statement of Financial Accounting Standards No. 123(R) when it considered and approved those awards.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

USG’s Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Valerie B. Jarrett, Chair
Douglas Ford
David W. Fox
Steven F. Leer
Marvin E. Lesser
Judith A. Sprieser

2007 SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and financial officers and our other three most highly compensated executive officers for 2007 and 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William C. Foote,
Chairman and Chief	2007	$1,124,167	—	$2,323,117	$2,438,030	$615,850	$181,661	$71,093	$6,753,918
Executive Officer	2006	1,078,333	$1,902,452	3,205,632	2,919,071	2,333,171	803,293	59,158	12,301,110
Richard H. Fleming,
Executive Vice
President and Chief	2007	512,500	—	500,302	529,719	145,951	380,217	33,201	2,101,890
Financial Officer	2006	497,500	903,027	642,142	583,814	714,262	586,759	44,172	3,971,676
James S. Metcalf,
President and Chief	2007	602,500	—	1,336,960	1,087,928	241,326	—	36,447	3,305,161
Operating Officer	2006	540,000	403,020	248,680	217,087	847,463	185,070	42,457	2,483,777
Stanley L. Ferguson,
Executive Vice
President and General	2007	412,500	—	374,747	397,231	117,611	50,874	39,816	1,392,779
Counsel	2006	397,500	821,015	479,703	437,545	571,410	214,669	50,271	2,972,113
Brian J. Cook, Senior Vice President, Human Resources	2007	312,500	—	457,854	457,759	61,803	—	33,109	1,323,025

(1)	The amounts shown in this column include payments made under our 2004 Key Employee Retention Plan in 2006, payments made under our 2006 Corporate Performance Plan, or CPP, in January 2007 and special cash awards made to Messrs. Foote, Fleming and Ferguson in recognition of their exceptional leadership and performance throughout our Chapter 11 proceedings and the successful conclusion of those proceedings. The special cash awards to Messrs. Foote, Fleming and Ferguson were in the amounts of $1,000,000, $500,000 and $500,000, respectively. Payments under the Key Employee Retention Plan were as follows: Mr. Foote — $466,402; Mr. Fleming — $227,342; Mr. Metcalf — $213,280; and Mr. Ferguson — $180,467. The January 2007 payments under the CPP were as follows: Mr. Foote — $436,050; Mr. Fleming — $175,685; Mr. Metcalf — $189,740; and Mr. Ferguson — $140,548. The CPP was in effect for eligible participants from January 1, 2006 through the effective date of our emergence from Chapter 11 proceedings on June 20, 2006 and provided for payments equal to a percentage of base salary. In addition to the January payments, payments were made in July 2007 based on our 2006 performance. The July 2007 payments are included in the amounts shown for 2006 in the column headed “Non-Equity Incentive Plan Compensation”.

(2)	The amounts shown in this column reflect the compensation expense recognized in our financial statements for the year indicated in accordance with FAS 123(R) for unvested restricted stock units and unvested performance shares granted under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed. The expense for each restricted stock unit is equal to the closing market price of our common stock on the date of grant. A Monte Carlo simulation has been chosen for the performance share calculations. The assumptions used in valuing the performance shares are described in Note 13 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2008.

(3)	The amounts shown in this column reflect the compensation expense recognized in our financial statements for the year indicated in accordance with FAS 123(R) for outstanding, unvested nonqualified stock options to purchase USG common stock granted under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these grants are described in Note 13 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2008.

(4)	The amounts shown in this column include payments under our annual Management Incentive Program for services performed in the year indicated and, for 2006, the payment under the CPP made in July 2007. The amounts paid in July 2007 under the CPP were as follows: Mr. Foote — $636,633; Mr. Fleming — $256,500; Mr. Metcalf — $277,020; and Mr. Ferguson — $205,200.

(5)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2006 to December 31, 2007, the plan measurement dates used for financial statement reporting purposes. No amounts are reflected in this column for Messrs. Metcalf and Cook because the aggregate change in the actuarial present value of their accumulated benefits were the following negative amounts: Mr. Metcalf, $(77,794); and Mr. Cook, $(51,478).

(6)	The amounts in this column reflect all other compensation for 2007 that could not properly be reported in any other column. Details regarding all other compensation components are provided in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, which is imputed as income to him. From time to time, executive officers may use our tickets to sporting venues for personal use and may have a family member accompany them on a plane leased for business purposes. There is no incremental cost to us for these personal benefits and no value is attributed to them in the 2007 Summary Compensation Table. We believe there is no incremental cost associated with our executive officers using our tickets to sporting venues for personal use because the tickets are purchased in advance for the entire season with the intention that they be used for business purposes, they cannot be returned for a refund if they are unused and use for personal purposes occurs only if the tickets have not been reserved for use for a business purpose. We also believe there are no incremental costs associated with our executive officers having a family member accompanying them on a plane leased for business purposes on a space available basis because we lease the entire aircraft and are not charged for use of the aircraft based on the number of passengers.

SUPPLEMENTAL TABLE

	Named Executive Officer
	William C.	Richard H.	James S.	Stanley L.	Brian J.
Item	Foote	Fleming	Metcalf	Ferguson	Cook
Financial Planning	$10,000	—	$6,000	$6,000	$6,000
Tax Preparation	5,000	—	2,500	—	—
Estate Planning	3,204	$5,085	—	1,630	—
Personal Liability Insurance	730	730	730	730	730
Executive Death Benefit Plan and AD&D Coverage	9,961	7,100	2,963	3,313	1,833
Managers Medical Exam	—	—	1,908	—	1,250
Home Security	657	—	—	—	—
Luncheon Clubs	9,651	2,160	2,996	3,141	2,170
Company Automobile (personal use)	25,140	10,080	11,304	16,956	13,080
Parking	—	1,296	1,296	1,296	1,296
Investment Plan Matching Contributions	6,750	6,750	6,750	6,750	6,750

Total	$71,093	$33,201	$36,447	$39,816	$33,109

Long-Term Incentive Plan

In August 2006 and March 2007, awards of nonqualified stock options and restricted stock units were made under our Long-Term Incentive Plan, or LTIP. Awards of performance shares were also made under the LTIP in March 2007. The options generally vest at a rate of 20% or 25% per year beginning one year from the date of grant, or earlier in the event of death, disability, a change in control or retirement. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Individuals who retire will forfeit one-half of the unvested stock options awarded in 2006. Expense is recognized over the period from the grant date to the date of retirement eligibility.

The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that a special retention award of restricted stock units made to Mr. Metcalf in March 2007 will vest in March 2012 and that restricted stock units may vest earlier in the event of death, disability or a change in control. Individuals who retire will forfeit one-half of the unvested units awarded in 2006. The remaining units will continue to vest in accordance with their terms. Expense is recognized over the period from the grant date to the date of retirement eligibility.

The performance shares generally vest after three years from the date of grant based on our total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index for the three-year period, with adjustments to the Index to reflect changes in the companies included in the Index during the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. Vesting will be pro-rated based on the number of full months employed during the performance period in the event of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. Expense is recognized over the period from the grant date to the end of the performance period.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. These agreements have an initial term expiring on December 31, 2008. They include an automatic renewal feature that renews the agreements for successive one-year terms unless 90 days’ notice of termination is provided before expiration of the current term.

The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved annually by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s annual salary and par annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our retirement plans.

The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The 2007 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2007. Equity awards include restricted stock units (RSU), performance shares (PS) and nonqualified stock options (SO).

											All Other
										Stock	Option
							Estimated Future Payouts			Awards:	Awards:
			Estimated Possible Payouts Under				Under			Number of	Number of	Exercise or	Grant Date Fair
			Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards			Shares of	Securities	Base Price	Value of Stock and
										Stock or	Underlying	of Option	Stock Option
	Award	Grant	Threshold	Target		Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Type	Date	($)	($)		($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)
		(1)					(3)	(3)	(3)	(4)	(5)	(6)	(7)

William C.	RSU	3/23/2207	—	—		—	—	—	—	25,085	—	—	$1,244,467
Foote	PS	3/23/2007	—	—		—	9,711	27,745	55,490	—	—	—	1,253,242
	SO	3/23/2007	—	—		—	—	—	—	—	87,310	$49.61	1,897,246
	MIP	—	(2)	$1,412,500	(2)	—	—	—	—	—	—	—	—

Richard H.	RSU	3/23/2007	—	—		—	—	—	—	5,575	—	—	276,576
Fleming	PS	3/23/2007	—	—		—	2,158	6,165	12,330	—	—	—	278,473
	SO	3/23/2007	—	—		—	—	—	—	—	19,400	49.61	421,562
	MIP	—	(2)	334,750	(2)	(2)	—	—	—	—	—	—	—

James S.	RSU	3/23/2007	—	—		—	—	—	—	8,360	—	—	414,740
Metcalf	RSU	3/23/2007	—	—		—	—	—	—	30,000	—	—	1,488,300
	Special
	PS	3/23/2007	—	—		—	3,238	9,250	18,500	—	—	—	417,823
	SO	3/23/2007	—	—		—	—	—	—	—	29,105	49.61	632,452
	MIP	3/23/2007	(2)	553,500	(2)	(2)	—	—	—	—	—	—	—

Stanley L.	RSU	3/23/2007	—	—		—	—	—	—	4,180	—	—	207,370
Ferguson	PS	3/23/2007	—	—		—	1,619	4,625	9,250		—	—	208,911
	SO	3/23/2007	—	—		—	—	—	—	—	14,550	49.61	316,172
	MIP	—	(2)	269,750	(2)	(2)	—	—	—	—	—	—	—

Brian J.	RSU	3/23/2007	—	—		—	—	—	—	2,785	—	—	138,164
Cook	PS	3/23/2007	—	—		—	1,080	3,085	6,170		—	—	139,349
	SO	3/23/2007	—	—		—	—	—	—	—	9,700	49.61	210,781
	MIP	—	(2)	141,750	(2)	(2)	—	—	—	—	—	—	—

(1)	The grant date is the date on which the stock and option awards were approved by the Compensation and Organization Committee and our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under our 2007 annual Management Incentive Program, or MIP. That Program is described under “Annual Incentive” in the Compensation Discussion and Analysis on page 21 of this proxy statement. There was no threshold or maximum payout under the 2007 Program. The amounts actually paid to our named executive officers under the 2007 Program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Total payments to any one individual under our Management Incentive Plan may not exceed $4 million for any year.

(3)	The amounts in the Target column reflect the number of performance shares awarded to the named executive officers on the grant date. The performance shares generally vest after three years from the date of grant based on our total stockholder return relative to the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index for the three-year period ending December 31, 2009, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. The amounts in the Threshold column reflect the number of performance shares that will vest if our total stockholder return is at the 35th percentile of the total stockholder return of the Index companies and the amounts in the Maximum column reflect the number of performance shares that will vest if our total stockholder return is at or above the 90th percentile of the total stockholder return of those companies. Vesting will be pro-rated based on the number of full months employed during the performance period in the case of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock.

(4)	The amounts in this column reflect the number of restricted stock units awarded to the named executive officers on the grant date. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that the 30,000 restricted stock units grant to Mr. Metcalf will vest on March 23, 2012 and that restricted stock units may vest earlier in the event of death, disability, retirement or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options generally vest at a rate of 25% per year beginning one year from the date of grant or earlier in the event of death, disability, retirement or a change in control. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted on March 23, 2007. The restricted stock unit awards portion is calculated using the closing stock price on the date of grant multiplied by the number of shares underlying the units. The performance share awards portion is calculated using a Monte Carlo simulation value ($45.17) on the date of grant multiplied by the target number of performance shares. The amount attributed to stock options is calculated using the Black-Scholes value ($21.73) on the date of grant multiplied by the number of shares subject to the options.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The 2007 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2007. Other equity awards include restricted stock units (RSU) and performance shares (PS).

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
									Plan Awards:	or Payout
			Equity						Number of	Value of
			Incentive						Unearned	Unearned
			Plan Awards:					Market	Shares,	Shares,
	Number of	Number of	Number of				Number of	Value of	Units or	Units or
	Securities	Securities	Securities			Stock	Shares or	Shares or	Other	Other
	Underlying	Underlying	Underlying			Award	Units of	Units of	Rights	Rights
	Unexercised	Unexercised	Unexcercised	Option		Type	Stock That	Stock That	That	That Have
	Options (#)	Options (#)	Unearned	Exercise	Option	and	Have Not	Have Not	Have	Not
	Exercisable	Unexercisable	Options (#)	Price	Expiration	Year of	Vested	Vested	Not Vested	Vested
Name	(1)	(1)	Unexercisable	($)	Date	Award	(#)(2)	($)(3)	(#)(4)	($)(5)
William C. Foote	26,717	—	—	$38.08	1/02/2009		—	—	—	—
	46,300	185,200	—	46.17	8/08/2016
	—	87,310	—	49.61	3/23/2017
						RSU 2006	94,725	$3,390,208	—	—
						RSU 2007	25,085	897,792	—
						PS 2007	—	—	9,711	$347,557
Richard H. Fleming	20,038	—	—	36.25	1/02/2008		—	—	—	—
	10,687	—	—	38.08	1/02/2009		—	—	—	—
	10,687	—	—	34.54	1/02/2010		—	—	—	—
	9,260	37,040	—	46.17	8/08/2016
	—	19,400	—	49.61	3/23/2017
						RSU 2006	18,975	679,115	—	—
						RSU 2007	5,575	199,529	—	—
						PS 2007	—	—	2,158	77,235
James S. Metcalf	11,580	46,320	—	46.17	8/08/2016
	—	29,105	—	49.61	3/23/2017
						RSU 2006	23,700	848,223	—	—
						RSU 2007	8,360	299,204	—	—
						RSU 2007	30,000	1,073,700	—	—
						Special
						PS 2007	—	—	3,238	115,888
Stanley L. Ferguson	6,940	27,760	—	46.17	8/08/2016
	—	14,550	—	49.61	3/23/2017
						RSU 2006	14,175	507,323	—	—
						RSU 2007	4,180	149,602	—	—
						PS 2007	—	—	1,619	57,944
Brian J. Cook	4,620	18,480	—	46.17	8/08/2016
	—	9,700	—	49.61	3/23/2017
						RSU 2006	9,450	338,216	—	—
						RSU 2007	2,785	99,675	—	—
						PS 2007	—	—	1,080	38,653

(1)	Options with an expiration date in 2009 or 2010 are fully vested. Options with an expiration date in 2016 became 20% vested on August 8, 2007, and the balance of those options will generally vest in equal annual installments on August 8th of each year from 2008 through 2011. Options with an expiration date in 2017 became 25% vested on March 23, 2008, and the balance of those options will generally vest in equal annual installments on March 23rd of each year from 2009 through 2011.

(2)	The restricted stock units reflected in this column will generally vest in equal annual installments on August 8th of each year from 2008 through 2010 for units awarded in 2006. The restricted stock units awarded in 2007 became 25% vested on March 23, 2008, and the balance of those restricted stock units will become vested in equal annual installments on March 23rd of each year from 2009 through 2011, except that the special 30,000 restricted stock units grant to Mr. Metcalf will vest fully on March 23, 2012.

(3)	The amounts in this column represent the number of restricted stock units indicated in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2007.

(4)	The numbers of performance shares reflected in this column are the numbers of shares that would be earned if the threshold level of performance is achieved. That level of performance would be achieved if our total stockholder return for the three-year performance period that ends December 31, 2009 is at the 35th percentile of the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. To the extent earned, the performance shares will vest on December 31, 2009.

(5)	The amounts in this column represent the number of performance shares indicated in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The 2007 Option Exercises and Stock Vested Table below reflects stock awards held by our named executive officers that vested during 2007. No stock options were exercised by our named executive officers during 2007.

	Stock Awards
		Value
	Number of Shares	Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

William C. Foote	31,575	$1,332,465
Richard H. Fleming	6,325	266,915
James S. Metcalf	7,900	333,380
Stanley L. Ferguson	4,725	199,395
Brian J. Cook	3,150	132,930

(1)	The amounts in this column represent the number of restricted stock units listed in the Number of Shares Acquired on Vesting column multiplied by $42.20, the market value of a share of our common stock on August 8, 2007, the date the units vested.

2007 PENSION BENEFITS TABLE

The 2007 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan calculated using (i) the same discount rates we use for SFAS No. 87, “Employers’ Accounting for Pensions”, or FAS 87, calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.

The discount rates by Plan at each measurement date are as follows:

•	December 31, 2007 measurement date: 6.55% for the Retirement Plan and 6.25% for the Supplemental Retirement Plan; and

•	December 31, 2006 measurement date: 5.90% for the Retirement Plan and 5.80% for the Supplemental Retirement Plan

Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year from age 62 if the participant has a combined age and benefit service of 90 but has not reached age 62. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit. Based on projected years of credited service, the unreduced benefit age is age 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months.

The present values shown in the table reflect postretirement mortality based on the FAS 87 assumption (the Uninsured Pensioner 1994 RP-2000 mortality table projected to 2015), but do not include a factor for pre-retirement termination, mortality or disability. The Internal Revenue Service requires use of the Uninsured Pensioner 1994 mortality table to determine life expectancies used in the calculation of the lump sum pension benefits payable under the Plans.

Benefits are assumed to be made payable in a lump sum at the assumed retirement age. The Internal Revenue Service mandates the use of specified lump sum yield curve interest rates based on the return of investment grade corporate bonds over varying durations and the 30-year Treasury rate in calculating lump sum payments per the FAS 87 assumption. The mandated lump sum yield curve interest rates are 5.02% for less than five years, 6.12% for five to 20 years and 6.57% for more than 20 years. The mandated 30-year Treasury rate is 4.62%.

The formula under our Plans provides an annual pension benefit equal to the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the 36 consecutive months of the last 180 months of service for which pensionable compensation is the highest.

All participants in the Plans contribute 2% of their pensionable compensation to the Plans to fund a portion of their benefit.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)
William C. Foote	USG Corporation Retirement Plan	24.0	$614,994	—
	USG Corporation Supplemental Retirement Plan	24.0	8,874,153	—
	Total		$9,489,147	—
Richard H. Fleming	USG Corporation Retirement Plan	34.1	$1,194,875	—
	USG Corporation Supplemental Retirement Plan	34.1	6,683,977	—
	Total		$7,878,852	—
James S. Metcalf	USG Corporation Retirement Plan	27.1	$456,649	—
	USG Corporation Supplemental Retirement Plan	27.1	2,030,681	—
	Total		$2,487,330	—
Stanley L. Ferguson	USG Corporation Retirement Plan	20.6	$462,820	—
	USG Corporation Supplemental Retirement Plan	20.6	1,956,824	—
	Total		$2,419,644	—
Brian J. Cook	USG Corporation Retirement Plan	26.3	$447,362	—
	USG Corporation Supplemental Retirement Plan	26.3	1,172,175	—
	Total		$1,619,537	—

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2007, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2007.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote and Fleming, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. We did not provide funding to the grantor trusts in 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

We implemented a new nonqualified deferred compensation plan effective April 1, 2007. This plan allows eligible employees to defer a portion of their base salary and annual incentive compensation and is intended to be a “top-hat” plan described in Section 201(2) of ERISA. A “top-hat” plan, as described in Sections 201, 301, and 401 of ERISA, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is exempt from the participation, vesting, funding and fiduciary requirements of ERISA and is subject to simplified reporting and disclosure requirements of ERISA. Amounts deferred under the plan are subject to the requirements of Section 409A of the Internal Revenue Code and the plan will be administered consistent with Section 409A. In general, Section 409A imposes requirements as to the timing of elections relating to deferral and payment of compensation deferred by participants under plans such as our deferred compensation plan.

Under the deferred compensation plan, eligible employees may defer up to 50% of their base salary and 75% of their incentive award under our annual incentive program, generally until termination of their employment The employee is able to allocate deferred amounts into investment options which replicate the funds offered to participants in our Investment Plan. The employee may change that allocation on a daily basis, subject to individual fund manager restrictions.

We do not match amounts deferred under this Plan, and those amounts are not considered pensionable earnings for the computation of benefits under our Retirement Plan. Deferrals are considered pensionable earnings for the computation of benefits under our Supplemental Retirement Plan. We retain amounts deferred, but are obligated to pay those amounts, plus the amount of accumulated earnings on those amounts, to participants following termination of the deferral period.

Mr. Fleming was the only named executive officer to participate in the nonqualified deferred compensation plan during 2007. The following table sets forth information regarding his participation for 2007.

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Balance at Last
	Last Fiscal	Last Fiscal	in Last	Withdrawals/	Fiscal Year
Name	Year ($)	Year ($)	Fiscal ($)	Distributions ($)	End ($)
Richard H. Fleming	$57,938(1)	—	$(27)(2)	—	$57,911(3)

(1)	This amount is reported as Salary in the Summary Compensation Table.

(2)	This amount is not reported in the Summary Compensation Table.

(3)	No portion of this amount was reported as compensation to Mr. Fleming in the Summary Compensation Table for a prior year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers in the event of various termination events. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2007 include:

•	the 2007 annual Management Incentive Program award;

•	vested stock options;

•	USG Corporation Investment Plan balances;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.

Each of these benefits is included in the tables below.

Severance Protections

We provide employment agreements and change-in-control severance agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the value of continued participation in benefit plans for 18 months and (3) the present value of providing an additional two years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times base salary plus current year target annual incentive, (2) a pro rata target annual incentive award for the year of termination, (3) the value of continued participation in benefit plans for 36 months and (4) the present value of providing an additional three years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal Revenue Code Section 4999. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the change in control agreements, key terms are generally defined as follows:

•	“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•	Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•	“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options, restricted stock units and performance shares granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one time base salary.

William C. Foote
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$5,085,000	—	$7,627,500
Annual Bonus Payable for Fiscal 2007	$615,850	$615,850	$615,850	615,850	$615,850	615,850
Stock Options	0	0	0	0	0	0
Restricted Stock Units	897,792	2,592,914	2,592,914	—	2,592,914	2,592,914
Performance Shares	—	—	—	—	330,986	330,986
Corporate Investment Plan	596,589	596,589	596,589	596,589	596,589	596,589
Pension Benefit	9,570,290	7,616,305	16,014,872	12,138,330	9,570,290	13,524,876
Retiree Medical Benefits	148,349	148,349	148,349	148,349	148,349	148,349
Welfare Benefit Continuation	—	—	—	30,699	—	53,483
Death Benefits	254,736	3,390,000	254,736	254,736	254,736	254,736
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$12,083,606	$14,960,007	$20,223,310	$18,869,553	$14,109,714	$25,745,283

Richard H. Fleming
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,699,500	—	$2,549,250
Annual Bonus Payable for Fiscal 2007	$145,951	$145,951	$145,951	145,951	$145,951	145,951
Stock Options	13,359	13,359	13,359	13,359	13,359	13,359
Restricted Stock Units	199,529	539,105	539,105	—	539,105	539,105
Performance Shares	—	—	—	—	73,548	73,548
Corporate Investment Plan	372,666	372,666	372,666	372,666	372,666	372,666
Pension Benefit	9,012,330	4,507,718	8,973,409	10,024,471	9,012,330	10,305,859
Retiree Medical Benefits	143,121	143,121	143,121	143,121	143,121	143,121
Welfare Benefit Continuation	—	—	—	67,580	—	130,491
Death Benefits	140,732	1,545,000	140,732	140,732	140,732	140,732
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$10,027,688	$7,266,920	$10,328,343	$12,607,380	$10,440,812	$14,414,082

James S. Metcalf
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$2,337,000	—	$3,505,500
Annual Bonus Payable for Fiscal 2007	$241,326	$241,326	$241,326	241,326	$241,326	241,326
Stock Options	0	0	0	0	0	0
Restricted Stock Units	—	2,221,127	2,221,127	—	2,221,127	2,221,127
Performance Shares	—	—	—	—	110,341	110,341
Corporate Investment Plan	428,545	428,545	428,545	428,545	428,545	428,545
Pension Benefit	2,451,056	3,285,873	6,809,657	2,634,067	2,451,056	2,725,606
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	45,046	—	83,071
Death Benefits	—	1,845,000	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$3,120,927	$8,021,871	$9,700,655	$5,685,984	$5,452,395	$9,315,516

Stanley L. Ferguson
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,369,500	—	$2,054,250
Annual Bonus Payable for Fiscal 2007	$117,611	$117,611	$117,611	117,611	$117,611	117,611
Stock Options	0	0	0	0	0	0
Restricted Stock Units	149,602	403,282	403,282	—	403,282	403,282
Performance Shares	—	—	—	—	55,188	55,188
Corporate Investment Plan	456,933	456,933	456,933	456,933	456,933	456,933
Pension Benefit	2,467,625	2,207,500	4,444,366	3,236,225	2,467,625	3,656,265
Retiree Medical Benefits	142,966	142,966	142,966	142,966	142,966	142,966
Welfare Benefit Continuation	—	—	—	33,597	—	61,927
Death Benefits	86,501	1,245,000	86,501	86,501	86,501	86,501
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$3,421,238	$4,573,292	$5,651,659	$5,443,333	$3,730,106	$7,034,923

Brian J. Cook
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$913,500	—	$1,370,250
Annual Bonus Payable for Fiscal 2007	$61,803	$61,803	$61,803	61,803	$61,803	61,803
Stock Options	0	0	0	0	0	0
Restricted Stock Units	99,675	268,783	268,783	0	268,783	268,783
Performance Shares	—	—	—	—	36,792	36,792
Corporate Investment Plan	500,133	500,133	500,133	500,133	500,133	500,133
Pension Benefit	1,196,762	2,114,995	4,210,798	1,795,873	1,196,762	2,122,985
Retiree Medical Benefits	191,826	191,826	191,826	191,826	191,826	191,826
Welfare Benefit Continuation	—	—	—	29,523	—	51,130
Death Benefits	48,781	945,000	48,781	48,781	48,781	48,781
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$2,098,980	$4,082,540	$5,282,124	$3,541,439	$2,304,880	$4,652,483

2007 DIRECTOR COMPENSATION TABLE

Director Compensation

The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Foote, our Chairman and Chief Executive Officer, does not receive compensation from us for his service as a director. His compensation is shown in the Summary Compensation Table on page 27 of this proxy statement.

In recent years, our compensation consultants have assisted the Governance Committee in its reviews of director compensation, including conducting a total outside director compensation analysis in 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database. The 2006 analysis was used in connection with the 2007 revisions to the director compensation program described below.

Cash Compensation

For the first half of 2007, we paid our non-employee directors a quarterly cash retainer of $15,000 plus a fee of $1,600 for each Board or Board committee meeting attended. We paid committee chairs an additional quarterly retainer of $2,000 for each committee chaired. We also compensated non-employee directors for assisting management in planning or preparing for Board and committee meetings and other Board-related matters, including director education activities, at the rate of $1,600 per day and reimbursed them for the out-of-pocket expenses they incurred in connection with attending meetings and other activities.

Effective July 1, 2007, the Board of Directors revised the compensation program for our non-employee directors. Under the revised program, we pay our directors a quarterly cash retainer of $20,000. We pay our committee chairs an additional quarterly cash retainer of $2,500 for each committee chaired. We also reimburse non-employee directors for out-of-pocket expenses they incur in connection with attending meetings and other activities, but we no longer pay them meeting, director education or similar fees.

Annual Grant

Pursuant to our revised Stock Compensation Program for Non-Employee Directors, commencing July 1, 2007 our non-employee directors became entitled to receive an annual lump sum cash grant of $80,000 (increased from $30,000 in 2006 and pro-rated for directors in office less than a year) or, at their option, an equivalent amount in shares of our common stock.

Deferral of Compensation

Directors have the option to defer all or a part of their compensation in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and will be paid in cash or shares of common stock, at the director’s option, following termination of Board service, except that deferred stock units earned prior to January 1, 2008 will only be paid in cash and directors could not elect to defer more than $30,000 of the $80,000 grant that was paid on July 1, 2007.

Stock Ownership Guidelines

As a guideline, by the later of July 1, 2012 or five years after becoming a director, our non-employee directors are expected to own a number of shares of our common stock and deferred stock units having a value equal to three times the sum of the annual cash retainer (currently $80,000) and the annual lump sum cash grant (currently $80,000) or an aggregate of 15,000 shares and deferred stock units, whichever is less.

The 2007 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2007.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)(2)	($)(3)	($)	($)	($)(2)	($)(4)	Total ($)

Jose Armario	$81,200	$40,044	—	—	—	—	$121,244

Robert L. Barnett	96,600	80,039	—	—	—	—	176,639

Keith A. Brown	90,800	80,039	—	—	—	—	170,839

James C. Cotting	166,000	—	—	—	—	—	166,000

Lawrence M. Crutcher	101,400	80,039	—	—	—	—	181,439

W. Douglas Ford	129,800	50,043	—	—	—	—	179,843

David W. Fox	172,400	—	—	—	—	—	172,400

Valerie B. Jarrett	126,600	50,043	—	—	—	—	176,643

Steven F. Leer	122,400	50,043	—	—	—	$2,500	174,943

Marvin E. Lesser	124,000	50,043	—	—	—	—	174,043

John B. Schwemm(1)	111,067	—	—	—	—	—	111,067

Judith A. Sprieser	189,400	—	—	—	—	—	189,400

(1)	Mr. Schwemm retired as a director on May 9, 2007.

(2)	Messrs. Cotting, Ford, Leer and Lesser and Ms. Jarrett each deferred $30,000 of their annual lump sum cash grant into 610 deferred stock units pursuant to the terms of our revised Stock Compensation Program for Non-Employee Directors. These directors hold the number of deferred stock units shown in the Security Ownership of Directors and Executive Officers table on page 12 of this proxy statement. These deferred stock units are classified as liability awards for accounting purposes. The balances of liability awards are adjusted over the course of the year to reflect changes in the market value of our stock. The net impact of this accounting treatment in 2007 was to reduce the award balances by the following amounts: Mr. Cotting, $105,026; Mr. Ford, $20,011; Ms. Jarrett, $118,662; Mr. Leer, $8,168; and Mr. Lesser, $136,532.

(3)	Messrs. Armario, Barnett, Brown, Crutcher, Ford, Leer and Lesser and Ms. Jarrett elected to receive in shares of our common stock the portion of their annual lump sum cash grant that was not deferred. Mr. Armario was issued 813 shares, Messrs. Barnett, Brown and Crutcher were each issued 1,625 shares and Messrs. Ford, Leer and Lesser and Ms. Jarrett were each issued 1,016 shares based on the amount of the annual grant they did not defer and the average of the high and low sales prices of a share of our common stock on June 29, 2007, the last trading day before July 1, 2007. The amount in this column reflects the FAS 123(R) value of the shares when issued.

(4)	Reflects matching contributions under the USG Foundation matching gift program. This program is generally available to our U.S. employees and to our directors. The Foundation matches 50% of donations made to eligible charitable organizations up to a maximum of $5,000 per year for each individual.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, has

•	reviewed and discussed our audited financial statements with management,

•	discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended,

•	received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, discussed with Deloitte & Touche LLP its independence and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence, and

•	based on the review and discussions referred to above, recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

This report is submitted by the members of the Audit Committee.

Robert L. Barnett, Chair
Jose Armario
Keith A. Brown
Lawrence M. Crutcher
Marvin E. Lesser

FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively “Deloitte,” for professional services rendered for the years ended December 31, 2007 and 2006:

Fee Category	2007	2006
	(thousands)

Audit Fees	$2,586	$2,159
Audit-Related Fees	308	1,225
Tax Fees	544	665
All Other Fees	26	4

Total Fees	$3,464	$4,053

Audit Fees:  Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence and other acquisition-related services, consultations concerning financial accounting and reporting standards and, for 2006, bankruptcy-related services.

Tax Fees:  Consists of fees billed for professional services related to tax compliance and other tax services. Fees for tax compliance services, which included assistance regarding federal, state, international and real estate tax compliance, amounted to $431,000 in 2007 and $567,000 in 2006. Fees for other tax services, which primarily included tax audit support, international tax planning and preparation of expatriate tax returns for employees on international job assignments, amounted to $113,000 in 2007 and $98,000 in 2006.

All Other Fees:  Consists of subscription fees for Deloitte’s Accounting Research Tool and, for 2007, a lease inspection review.

The Audit Committee’s policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2008. The Audit Committee requests that stockholders ratify this appointment. Deloitte & Touche LLP has been examining our financial statements since 2002.

One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2007, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On June 25, 2001, USG and 10 of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last five years, all of our executive officers have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2009 must be received by us no later than December 6, 2008. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2009, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than January 5, 2009 nor later than February 4, 2009 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

April 4, 2008

Annex A

USG Corporation

Audit Committee Pre-Approval Policy

The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the “Corporation”).

STATEMENT OF PRINCIPLES

In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.

Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.

Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

Non-audit services include the following:

Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

1. Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2. Financial Information Systems Design and Implementation

3. Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4. Actuarial Services

5. Internal Audit Outsourcing Services

6. Managerial Functions

7. Human Resources

8. Broker-Dealer, Investment Advisor or Investment Banking Services

9. Legal Services

10. Expert Services

11. Services related to marketing, planning or opining in favor of the tax treatment of a confidential or “aggressive” transaction, including listed transactions

12. Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

Annual Meeting Admission Ticket
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000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Your Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Robert L. Barnett	☐	☐	02 - Valerie B. Jarrett	☐	☐	03 - Marvin E. Lesser	☐	☐

	04 - James S. Metcalf	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2008.	☐	☐	☐

B Non-Voting Items
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Mark box to the right if you plan to attend the Annual Meeting.
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Annual Meeting of Stockholders
of USG Corporation
May 14, 2008, 9:00 a.m., Local Time
550 West Adams Street
Chicago, Illinois 60661
You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.

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Proxy — USG Corporation

This proxy is solicited on behalf of the Board of Directors of USG Corporation for its
Annual Meeting of Stockholders on May 14, 2008.
The undersigned hereby appoints William C. Foote and Ellis A. Regenbogen, and each or either of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 14, 2008, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR the ratification of the appointment of independent registered public accountants, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.
(Continued and to be signed on reverse side.)